Exhibit 10.2

LEVI STRAUSS & CO.

ANNUAL INCENTIVE PLAN

—CONFIDENTIAL—

December 1, 2003

1. Introduction

This is the official document for the Levi Strauss & Co. Annual Incentive Plan (the “Plan”), which contains the exclusive and complete description of the terms of this Plan. For more specific information on how the Plan works, please refer to the Plan Administrative Guidelines. In the event of any inconsistency between this Plan document and the Plan Administrative Guidelines, this Plan document shall control. The Company reserves the right to amend the Plan from time to time or to terminate the Plan at any time.

The Plan rewards individual achievement of results toward objectives for Levi Strauss & Co. (the “Company”) for the 2004 fiscal year (the “Plan Year”). The amount of the incentive pay earned depends on the financial performance of the Company and the performance of the individual Participant.

2. Purpose of Plan

The purpose of the Plan is to:

•	Align eligible employees’ and shareholders’ interests;

•	Recognize and reward eligible employees who make substantial contributions to the Company;

•	Provide managers with the ability to recognize and reward key contributors and reinforce the Performance Management Development Program;

•	Tie the incentive opportunity to external competitive practices, and internally to the Company’s total compensation objectives; and

•	Encourage continuation of excellent service.

3. Defined Terms

A.	Active Employment means the Eligible Employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, Retirement or Long-Term Disability. An approved leave of absence is considered Active Employment for up to ninety (90) days.

B.	Bank Agreement Compliance means that the Company has satisfied all of the terms and conditions, and has not triggered an event of default, under the Company’s credit agreement dated January 31, 2003, or any subsequent credit agreement in effect during the Plan Year.

C.	Business Unit means a sub-group of a Triad, e.g. Affiliate or regional office, such as a customer fulfillment region.

D.	Committee means the Human Resources Committee of the Board of Directors of Levi Strauss & Co.

E.	Company means Levi Strauss & Co. and its participating Subsidiaries.

F.	Controllable Cash Flow means current year EBITDA plus the change in Management Investment from the prior fiscal year, less capital expenditures, as determined under the Company’s audited financial statements.

G.	Debt Plan means a Net Debt that does not exceed the financial plan target for the Plan Year. Net Debt means the Company’s total debt under its current credit agreement minus cash.

H.	EBITDA means earnings before interest, taxes, depreciation and amortization, as determined under the Company’s audited financial statements.

I.	Eligible Employee means, in the United States, each employee of the Company who is in Active Employment and who is classified by the Company in the Executive, Leader or Management bands on or before August 31 of the Plan Year. Outside the U.S., the term “Eligible Employee” is determined on a regional basis. The term “Eligible Employee” excludes anyone not classified by the Company as an employee in the Executive, Leader or Management bands, and anyone who is classified as an independent contractor or consultant, and anyone who provides services to the Company pursuant to a contract between the Company and a third party organization.

J.	Equity Growth means the change in year-to-year EBITDA times a multiple of 4, plus Controllable Cash Flow. For the 2004 Plan Year, the equation may be stated as follows:

[(2004 EBITDA—2003 EBITDA) x 4] + Controllable Cash Flow = 2004 Equity Growth

K.	Funded Amount means an amount generated to pay incentives based on the Participant’s Target Amount and the performance of the Funding Source against target Equity Growth. The Funded Amount is calculated by multiplying a Participant’s Target Amount by the Performance Factor.

L.	Funding Source means the organizational unit(s) used to set and measure financial objectives for purposes of determining the size of the final Incentive Pools. For example, the Funding Source may be the total Company, Triad, or a designated Business Unit.

M.	Incentive Pool means the sum of the Funded Amounts for all Participants in each Business Unit within the Funding Source, determined after the close of the Plan Year. Incentive Pools are established separately for each Business Unit.

N.	Involuntary Discharge means an involuntary termination of employment due to violation of policy, misconduct, unsatisfactory job performance or any other reason deemed by the Company to warrant a discharge.

O.	Long-Term Disability means the Eligible Employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or equivalent program maintained by the Company or a Subsidiary employing the Eligible Employee.

P.	Management Investment means management assets (excluding property, plant and equipment) minus management liabilities, as determined in the Company’s audited financial statements. The term “management” refers to balance sheet items that are under the control of Company management, as determined by the Company.

Q.	Participant means an Eligible Employee who meets the participation criteria of the Plan under Section 5.

R.	Participation Rate means the percentage used to determine a Participant’s incentive Target Amount. A Participation Rate is based on the Participant’s job level and is expressed as a percent of annual base salary.

S.	Performance Factor means the percentage used to measure the degree to which actual financial performance has met, exceeded, or fallen short of objectives. The Performance Factor is used to determine the final Incentive Pool.

T.	Performance Management Development Program means the program in which performance objectives are set and measured for individual employees.

U.	Plan means the Levi Strauss & Co. Annual Incentive Plan, as set forth herein and as amended from time to time.

V.	Plan Year means the Company’s 2004 fiscal year.

W.	Reduction in Force means an involuntary termination of employment which, in the opinion of the Committee, results from the lack of appropriate work for the Participant and is not an Involuntary Discharge.

X.	Retirement means a voluntary termination of employment by an employee who meets the age and/or service requirement as defined and determined under the pension plan applicable to the Eligible Employee.

Y.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board of Directors of the Company, in its sole discretion, deems to be a Subsidiary.

Z.	Target Amount is calculated by multiplying the annual base salary in effect for the Plan Year by the Participation Rate. Target Amounts are calculated in local currency.

AA.	Triad means one of LS&CO.’s three regional divisions: Asia Pacific Division, Levi Strauss, Americas, Levi Strauss, Europe.

4. Effective Date and Termination Date

The Plan is effective only with respect to the Company’s 2004 fiscal year.

5. Eligibility and Participation

A.	Eligibility. The Plan covers each employee of the Company or any Subsidiary who was in Active Employment during the Plan Year and who is classified by the Company in the Executive, Leader or Management bands on or before August 31 of the Plan Year. Employees situated outside of the United States may be subject to other eligibility criteria, as determined on a regional basis. These individuals are referred to herein as “Eligible Employees.” An individual shall cease to be an Eligible Employee if his or her employment terminates before the payout date on account of voluntary resignation or Involuntary Discharge. Eligibility for this Plan does not require any sign-up, decision making, investment or contribution of money on the part of the Eligible Employee.

B.	Participation. To qualify to receive an incentive payment under this Plan, an Eligible Employee must (i) be in Active Employment as of August 31 of the Plan Year through the payout date, or have terminated Active Employment before the payout date due to death, Retirement, Reduction in Force, or Long-Term Disability; and (ii) meet individual performance expectations as determined by the head of the Eligible Employee’s work group under the Performance Management Development Program.

6. Performance Thresholds

Incentive payments will not be issued under this Plan unless the Company achieves (i) Bank Agreement Compliance as of the end of the Plan Year, and (ii) its target Debt Plan for the Plan Year. If the Company achieves items (i) and (ii), the Company may issue incentive payments subject to the funding requirements under Section 7, below.

7. Plan Funding

If the Company achieves the performance thresholds under Section 6, the Plan will be funded (or not) based on the financial performance of the Eligible Employee’s Business Unit and the next higher organizational level at the Company. If the financial performance of these Funding Sources exceeds the established minimum target level, the Funding Sources will allocate funds to create an Incentive Pool to make payments to Participants in the applicable Business Units. The actual amount of funding for each Funding Source under the Plan is based on a formula described below.

A.	Funding Amount. The funding amount for each Funding Source is determined by the following equation:

Funding Amount = Performance Factor x Target Amount

B.	Performance Factor. The Performance Factor is a percentage ranging from 0% to 165%. The percentage is determined based on the Equity Growth (measured against a pre-determined target) of (i) the Eligible Employee’s Business Unit, and (ii) the next higher Company organizational level for that Eligible Employee.[1] If these two Funding Sources combined do not achieve at least 85% of target Equity Growth, the Performance Factor is zero percent (0%) and no incentive payments are issued for that Eligible Employee’s Business Unit. If the Funding Sources produce a combined Equity Growth of between 85% and 150% (or more) of target Equity Growth, the corresponding Performance Factor will range from 50% to 165%.

C.	Target Amount. The Target Amount is the Participant’s base salary multiplied by his or her Participation Rate. The base salary and Participation Rate (which is a set percentage based on the Participant’s job level) are determined as of August 31 of the Plan Year. Target Amounts are calculated in local currency.

(i)	Termination of Employment. If a Participant terminates employment on or before the end of the Plan Year due to death, Retirement, Reduction in Force, severance under a LS&CO. severance plan, or Long-Term

[1]	For example, the applicable Business Unit may be Japan, with the next higher organizational unit being Asia.

Disability, the Participant’s Target Amount shall be prorated for the length of time worked during the Plan Year. If a Participant terminates employment for any other reason before the payout date, he or she will not be eligible for an incentive payment.

(ii)	Change in Employment Status. If a Participant became an Eligible Employee after the beginning of the Plan Year but before August 31, or ceases to be an Eligible Employee before the end of the Plan Year other than due to termination of employment, the Target Amount shall be prorated for the length of time worked as an Eligible Employee during the Plan Year. If the Eligible Employee moves from one Funding Source to another Funding Source during the Plan Year, the Target Amount shall be prorated for service in each Funding Source. Notwithstanding the above, if the Participant became an Eligible Employee after the beginning of the Plan Year but before August 31 due to promotion into an eligible classification, the Target Amount shall be determined based on the Eligible Employee’s grade and base salary as of August 31 of the Plan Year without proration. The Target Amount shall be prorated to exclude any leave of absence in excess of ninety (90) days. To receive credit for a month, the individual must be an Eligible Employee on or before the 15th day of the month.

D.	Incentive Pool. A final Incentive Pool for each Business Unit within a Funding Source is determined after the end of the Plan Year. A Business Unit’s final Incentive Pool is the sum of the Funded Amounts for each Participant within the Business Unit. After the final Incentive Pools have been determined, members of the Worldwide Leadership Team (“WLT”) may redistribute funds from one Incentive Pool to another. The Chief Executive Officer recommends the final Incentive Pool after the end of the Plan Year for Committee approval.

8. Participant Incentive Allocations

A.	Performance Management Development Program. Individual incentive payouts are determined by the head of the Participant’s work group, based on individual performance. If a Participant meets performance expectations (as determined in the Performance Management Development Program), then he or she will be eligible to receive an individual incentive allocation.

If an Eligible Employee does not meet performance expectations (as determined in the Performance Management Development Program), no incentive payment is issued to that Eligible Employee. Any money budgeted for an Eligible Employee who does not meet performance expectations is added back to the Business Unit’s Incentive Pool making it available for other Participants in the Business Unit.

B.	Allocations. Individual incentive allocations are allocated to a Participant based on annual results as measured against (i) the employee’s annual objectives, established at the beginning of the Plan Year, and (ii) contributions relative to others. Individual incentive allocations are reviewed and approved by the Participant’s manager and a WLT member. The Incentive Pool is the limit for incentive awards within a Business Unit.

C.	Termination. If a Participant terminates employment during the Plan Year due to death, Retirement, Reduction in Force, severance under a LS&CO. severance plan, or Long-Term Disability, the Participant’s incentive payment shall be prorated for the length of time worked during the Plan Year. Any earned incentive shall be paid in cash as soon as administratively practicable after the close of the Plan Year, or in compliance with applicable law.

As one of the objectives of the Plan is to encourage continuity of service, in all other cases of termination before the payment date (including voluntary resignation or Involuntary Discharge), a Participant shall have no right to any incentive payment.

D.	Timing. Incentive payments are made as soon as administratively practicable after the close of the Plan Year.

9. Tax Withholding

The Company will deduct from all payments any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such payment.

10. Employment Rights

Neither this document nor the existence of the Plan is intended to or does imply any promise of continued employment by the Company. Employment may be terminated with or without cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board of Directors of the Company, Chief Executive Officer, President or a Senior Vice President of LS&CO. may approve an agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.

A Participant who voluntarily resigns or who has been Involuntarily Discharged may lose all of his or her interest, including any right, under the Plan and may not be entitled to receive any payment under the Plan.

11. Other Benefits

No creation of interests, or payment of cash, under this Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary. However, an Eligible Employee may be eligible to elect to defer incentive payments under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such Plan for information regarding possible deferral elections.

12. Unfunded Status

The Plan is unfunded. A Eligible Employee’s right to receive incentive payments under the Plan is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Eligible Employee are no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

The Company or any Subsidiary is not required to segregate any assets for incentive payments, and neither the Company, any Subsidiary, Board of Directors, Committee or the Administrator is deemed to be a trustee as to any incentive payment under this Plan. Any liability of the Company or Subsidiary to any Eligible Employee under this Plan is based solely upon any contractual obligations that may be created by this Plan. No provision of the Plan, under any circumstances, gives an Eligible Employee or other person any interest in any particular property or assets of the Company or its Subsidiaries. No incentive payment is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, any Subsidiary, the Board of Directors, the Committee, nor the Administrator is required to give any security or bond for the performance of any obligation that may be created under this Plan.

13. No Limit on Capital Structure Changes

The establishment and operation of this Plan, including the granting of eligibility to an incentive payment, will not limit the ability of the Company or of any Subsidiary to reclassify, recapitalize, or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management, or any other aspect of its business.

Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take account of changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

14. Plan Administration

The Plan is administered by the Committee. The Committee may delegate its authority as Plan Administrator to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Committee’s determinations and interpretations shall be conclusive and binding on all individuals. Responsibilities include (but are not limited to) the following:

•	Design and interpret the Plan (including ambiguous terms);

•	Approve Participation Rates;

•	Approve financial performance measures;

•	Approve Funding Sources and weights;

•	Approve Company financial objectives;

•	Approve final Incentive Pool; and

•	Approve other terms and conditions that may be recommended by the Chairman of the Board or the Chief Executive Officer.

The Committee may delegate its day-to-day administrative responsibilities to Company employees and may delegate to Company management the authority to approve amendments to the Plan.

15. Amendment, Modification, or Termination of Plan

The Committee may modify, amend or terminate any and all provisions of the Plan at any time during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

Notwithstanding the provision above, the Committee may amend and modify the Plan to comply with or conform to local law, regulation or custom. Such amendments and modifications can have limited application to a specific subsidiary, division, or jurisdiction and need not apply to all Eligible Employees. Each such amendment or modification will be in writing and attached to this Plan

16. Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.

17. No Waiver

Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or any other provision of the Plan.

18. Governing Law

The Plan and all Award Payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded.

19. All Provisions

This official Plan document represents the exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents, and communications between the Company or any Subsidiary and any Eligible Employee, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control.

20. Adoption

To record the restatement of the Plan, effective as of December 1, 2004, the Company has caused its duly authorized officer to execute this document.

Levi Strauss & Co.

By:	/s/ Fred Paulenich
Fred Paulenich

Date: